Exhibit 99.1

Senseonics Announces Business Update

December 23, 2020

GERMANTOWN, Md.--(BUSINESS WIRE)-- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, announced today financial and operational business updates.

Recent Developments

•	Fourth quarter 2020 net revenue is expected to be approximately $3.5 million, increased from the prior expectation of approximately $2.5 million
•	Received communication from the FDA explaining the reallocation of agency resources to address Emergency Use Authorization (EUA) applications for products related to the COVID-19 public health emergency is affecting marketing application reviews, including the Eversense 180-day product, which will be delayed by at least 60 days. This is consistent with what Senseonics understands other medical technology companies have reported.
•	Inclusion of Eversense Category III CPT codes in the Centers for Medicare & Medicaid Services (CMS) 2021 Physician Fee Schedule (PFS), establishing global payment for the device cost and procedure fees for healthcare providers across the United States
•	Full year 2021 net revenue is expected to be between $12 and $15 million, based on installed base, acceleration of Ascensia’s commercial activities and other factors
•	Reached agreement with Roche to facilitate transition of distribution to Ascensia, as Roche sales conclude January 31, 2021, including final purchases, transition support activities, and resolution of other matters
•	Highbridge second lien loan extinguished through completed conversion of their second lien debt to common stock, simplifying capital structure

“Strong fourth quarter performance was driven by sales in Europe and supported by Ascensia’s initial US sales. In the first quarter of next year our top priority is executing an orderly commercial transition in Europe from Roche to Ascensia while maintaining uninterrupted patient and provider service. On the regulatory front we understand the FDA’s prioritization of Emergency Use Authorization applications for products to help manage the COVID-19 pandemic. We remain confident that the PROMISE study demonstrates that the excellent performance of the current Eversense system is extended for up to 180 days, and that there still is potential for a decision from the agency by the end of the end of the second quarter,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “The inclusion of implantable CGM in the physician fee schedule for 2021 will improve access to Eversense for Medicare patients who are uniquely suited to benefit from the features of the system. Looking forward to 2021, while the US patient population represents a substantial growth opportunity for Senseonics and Ascensia, we ultimately expect OUS revenue to continue to account for over half of total revenue.”

“We have established a strong commercial team integrated with the Eversense operations across the US and our initial efforts have been successful both with reinsertions of current patients and the addition of new patients,” said Robert Schumm, President of Ascensia Diabetes Care. “As we look to 2021, we intend to ramp up our investment in the beginning of the new year to increase access to the technology globally. We will be focused on expanding our worldwide sales and marketing activities while building out a comprehensive infrastructure to drive continued Eversense adoption. We are excited to work with this enthusiastic group of healthcare providers and patients who believe in the remarkable benefits of the Eversense products.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about Senseonics’ expected net revenue for the fourth quarter of 2020 and the full year of 2021, the timing and outcome of the potential decision on the 180-day Eversense system from the FDA, improved access to Eversense for Medicare patients, growth opportunities in 2021, the proportion of OUS revenue to total revenue, the potential ramp of worldwide sales and marketing activities in 2021, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the regulatory approval process, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact
Lynn Lewis or Philip Taylor
Investor Relations
415-937-5406
investors@senseonics.com

Senseonics Media Contact:
Mirasol Panlilio
301-556-1631
Mirasol.panlilio@senseonics.com

Source: Senseonics Holdings, Inc.